EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Announces Earnings For 2011

Sparta, Michigan - January 30, 2012 - ChoiceOne Financial Services, Inc., parent company for ChoiceOne Bank, announced that ChoiceOne reported net income of $1,019,000 for the fourth quarter of 2011 compared to $659,000 in the same period last year. Earnings per share were $0.31 for the fourth quarter of 2011 compared to $0.20 for the same quarter in 2010. Net income for the year of 2011 was $3,513,000 or $1.07 per share, compared to $2,711,000 or $0.83 per share for the year of 2010.

"Our earnings continue to improve and we have experienced growth in both loans and deposits in 2011," said James Bosserd, President and Chief Executive Officer of ChoiceOne Financial Services, Inc. "Despite the economic and regulatory challenges our industry has faced, ChoiceOne has never wavered in its commitment to continued growth. This has helped us to improve our net interest income and noninterest income and supported growth in our local communities. It has also provided a benefit to our shareholders in the form of an increase of more than $1.00 in our book value per share while paying a dividend equal to the prior year."

The increase in net income in the fourth quarter and year of 2011 compared to the same periods in 2010 was due to higher net interest income, lower provisions for loan losses, and higher noninterest income. These were partially offset by higher noninterest expense in the fourth quarter and year of 2011 when compared to the same periods in the prior year.

Net interest income was $146,000 higher in the fourth quarter of 2011 and $927,000 higher for the year of 2011 than in the same periods in 2010. Average interest-earning assets were $15.4 million higher for the year of 2011 than in 2010. The average balance of securities was $18.5 million higher during the same period as securities were purchased to provide growth in earning assets. Growth in loans in the second and third quarters of 2011 provided an increase of $2.2 million in average loans for the year of 2011 compared to the prior year. ChoiceOne's net interest spread was 10 basis points higher for the year of 2011 than for the year of 2010. The interest spread increase was caused by rate reductions in funding costs that were larger than rate reductions that were experienced in earning assets.

The provision for loan losses was $900,000 in the fourth quarter of 2011 and $3,700,000 for the year of 2011, compared to $1,000,000 and $3,950,000, respectively, in the same periods in the prior year. The lower provision in both the fourth quarter and for the year of 2011 was based on lower net charge-offs in both periods than in the prior year and a reduction in nonperforming loans from the end of 2010 to the end of 2011. Net charge-offs were $521,000 in the fourth quarter and $3,216,000 for the year of 2011, compared to $1,112,000 and $3,543,000, respectively, in the same periods in the prior year. ChoiceOne's allowance for loan losses was 1.63% of total loans as of December 31, 2011, compared to 1.50% as of September 30, 2011 and 1.49% as of December 31, 2010. Total nonperforming loans were $6.7 million as of December 31, 2011, compared to $7.7 million as of September 30, 2011 and $8.4 million as of December 31, 2010. The decrease in nonperforming loans since the end of 2010 was caused by a decrease in nonaccrual loans.

Noninterest income was $343,000 higher in the fourth quarter of 2011 and $570,000 higher for the year of 2011 than in the same periods in 2010. Customer service charges were $26,000 higher in the fourth quarter and $294,000 higher for the year of 2011 compared to the same periods in 2010 as a result of growth in debit card transactions. Gains on sales of securities were $140,000 higher in the fourth quarter of 2011 than the same period in 2010 and were $281,000 lower for the year of 2011 than in the year of 2010. Approximately $386,000 of securities gains were recognized in the first quarter of 2010 from sales of preferred stock. Net gains or losses on asset sales improved

$225,000 in the fourth quarter and $461,000 for the year of 2011 compared to the same periods in the prior year. Net gains were recognized on the sale of other real estate owned and repossessed assets in 2011, in contrast to 2010 where losses were recorded.

Noninterest expense increased $35,000 in the fourth quarter of 2011 and $539,000 for the year of 2011 when compared to the same periods in 2010. Salaries and benefits expense grew $34,000 in the fourth quarter and $308,000 for the year of 2011 compared to the same periods in 2010 as a result of staffing additions and increased incentives and profit sharing. Professional fees were $54,000 higher in the fourth quarter of 2011 and $118,000 higher for the year of 2011 compared to the same periods in the prior year as a result of growth in legal and consulting expenses. FDIC insurance cost decreased $90,000 in the fourth quarter of 2011 and $153,000 for the year of 2011 compared to 2010 due to a change in the assessment base for insurance beginning in the second quarter of 2011. Loan and collection expense was $56,000 lower in the fourth quarter and $102,000 lower for the year of 2011 compared to the same periods in the prior year due to reduced holdings of foreclosed properties and nonperforming loans. Increases were experienced in occupancy expense, data processing expense and training expense as well as various other expenses in 2011 compared to 2010.

Total assets increased $8.9 million in the fourth quarter of 2011 and have grown $15.4 million in the twelve months ended December 31, 2011. Cash and cash equivalents increased $7.1 million in the fourth quarter of 2011 and decreased $6.9 million in the last twelve months due to the timing of deposit growth and purchases of securities. Securities increased $3.8 million in the fourth quarter and $23.0 million for the year of 2011 as deposit growth provided funds for securities purchases. Net loans declined $2.2 million in the fourth quarter after increasing $4.5 million in the first three quarters of 2011. Both commercial and retail loans decreased in the fourth quarter of 2011, in contrast to growth experienced in both categories in the previous quarters. Total deposits grew $6.0 million in the fourth quarter of 2011 and have increased $13.5 million for the year of 2011. Checking, money market, and savings deposits increased $23.1 million in 2011 while total certificates of deposit decreased $9.6 million.

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates thirteen full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit ChoiceOne's website at www.choiceone.com.

Condensed Balance Sheets
(Unaudited)
(In Thousands)	12/31/2011	9/30/2011	12/31/2010
Cash and Cash Equivalents	$17,125	$10,068	$24,074
Securities	118,025	114,247	94,979
Loans, Net of Allowance For Loan Losses	316,176	318,360	313,821
Premises and Equipment	12,080	12,227	12,525
Cash Surrender Value of Life Insurance Policies	9,834	9,754	9,520
Goodwill and Other Intangible Assets	15,900	16,012	16,348
Other Assets	6,774	6,367	9,257
Total Assets	$495,914	$487,035	$480,524

Noninterest-bearing Deposits	$78,263	$70,968	$66,932
Interest-bearing Demand Deposits	127,505	130,162	118,874
Savings Deposits	46,737	45,840	43,572
Local Certificates of Deposit	144,983	144,546	152,602
Nonlocal Certificates of Deposit	5,877	5,877	7,904
Borrowings	30,316	27,972	30,722
Other Liabilities	4,329	4,191	5,605
Total Liabilities	438,010	429,556	426,211

Shareholders' Equity	57,904	57,479	54,313
Total Liabilities and Shareholders' Equity	$495,914	$487,035	$480,524

Condensed Statements of Income
(Unaudited)

	Quarter Ended		Twelve Months Ended
(In Thousands, Except Per Share Data)	12/31/2011	12/31/2010	12/31/2011	12/31/2010
Interest Income	$5,408	$5,522	$21,475	$21,961
Interest Expense	826	1,086	3,553	4,966
Net Interest Income	4,582	4,436	17,922	16,995
Provision for Loan Losses	900	1,000	3,700	3,950
Noninterest Income	1,609	1,266	6,139	5,569
Noninterest Expense	3,936	3,901	15,788	15,249
Income Before Income Tax	1,355	801	4,573	3,365
Income Taxes	336	142	1,060	654
Net Income	$1,019	$659	$3,513	$2,711
Basic Earnings Per Share	$0.31	$0.20	$1.07	$0.83
Diluted Earnings Per Share	$0.31	$0.20	$1.07	$0.83

Performance Ratios
Return on Average Assets (Annualized)			0.72%	0.58%
Return on Average Equity (Annualized)			6.26%	5.02%
Net Interest Margin (Tax Equivalent)			4.22%	4.12%
Efficiency Ratio			66.1%	68.9%
Net Loan Charge-offs			$3,216	$3,543
Net Loan Charge-offs as Percentage of
Average Loans (Annualized)			1.01%	1.12%

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "is likely," "plans," "predicts," "projects," "may," "could," variations of such words and similar expressions are intended to identify forward-looking statements. Management's determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary) and management's assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2010; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their abilities to repay loans; changes in the local and national economies; changes in market conditions; the level and timing of asset growth; various other local and global uncertainties such as acts of terrorism and military actions; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about capital levels and credit availability and concerns about the Michigan economy in particular. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

# # #

EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.